Exhibit 16.2

MantylaMCREYNOLDS LLC

 The CPA. Never Underestimate The Value.K

July 28, 2008

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E. Washington, DC 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated July 21, 2008, of Pacific Gold Corp., filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 regarding our firm, except our reports on the Company’s financial statements for the two fiscal years ended December 31, 2007 and 2006 did contain a going concern paragraph expressing substantial doubt about the ability of the Company to continue as a gong conern. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of another auditor.

Very truly yours,

Mantyla McReynolds, LLC

5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481